Exhibit 99.1

PRESS RELEASE

Contacts:

Nicole Estrin

Manager of Corporate Communications & IR

408-215-4572

nestrin@nuvelo.com

Lee Bendekgey

SVP, General Counsel and CFO

408-215-4358

lbendekgey@nuvelo.com

NUVELO ANNOUNCES PRICING OF COMMON STOCK OFFERING

SUNNYVALE, Calif., February 2, 2004 /PRNewswire/ – Nuvelo, Inc. (Nasdaq: NUVO) today announced the pricing of its public offering of 8,500,000 shares of common stock, upsized from the previously announced offering size of 7,000,000 shares, at a price of $7.50 per share. The gross proceeds of the public offering will be approximately $64 million. The underwriters of this offering have an option to purchase up to an additional 1,275,000 shares to cover over-allotments, if any.

UBS Securities LLC acted as the sole book-running manager in this offering, Deutsche Bank Securities Inc. acted as a co-lead manager and CIBC World Markets Corp. and Needham & Company, Inc. acted as co-managers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This offering of shares of common stock may be made only by means of a prospectus supplement and accompanying prospectus. Copies of the final prospectus supplement and the accompanying prospectus can be obtained from UBS Securities LLC, ECMG Syndicate, 299 Park Avenue, New York, NY 10171.

About Nuvelo

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s lead product candidate, alfimeprase, recently completed two Phase 2 trials in acute peripheral arterial occlusion and catheter occlusion. Additional clinical development programs include cardiovascular product candidates ARC183 and rNAPc2 and drug discovery focused on antibody targets and secreted proteins.

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/215-4001

Statements contained in this press release which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expect,” “anticipate” and “plan” among others. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection; and uncertainties relating to our ability to obtain funding, including successful completion of the proposed offering. The Biologics License Application (BLA) for alfimeprase may never be filed, or, if filed, may never win FDA approval. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including, without limitation, Nuvelo’s annual report on Form 10-K for the year ended December 31, 2003, subsequent quarterly reports on Form 10-Q and the current report on Form 8-K filed on January 24, 2005. Nuvelo disclaims any intent or obligation to update these forward-looking statements.

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675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/215-4001